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                                                                       EXHIBIT 4


                                PROMISSORY NOTE

$1,400,000.00                                                      April 1, 1998


     FOR VALUE RECEIVED, the undersigned, MB SOFTWARE CORPORATION, a Colorado corporation, ("Maker"), promises to pay to IMAGINE INVESTMENTS, INC., a Delaware corporation ("Payee"), the principal sum of ONE MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($1,400,000.00), or if less, all such sums as may have been advanced and be outstanding hereunder, together with interest accrued thereon (calculated on the basis of a 365-day year) at a rate of 10% per annum from the date hereof until this Promissory Note (the "Note") is paid in full. Interest on this Note shall only accrue on and after the date of any advancement hereunder.

     1.   Payment. Unless otherwise provided herein the Maker shall on or before
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October 1, 1998, shall repay this Note by: (a) paying cash equal to the principal and all accrued and outstanding interest on this Note; or, (b) if Maker has issued 200,000 shares of preferred stock as herein defined in connection with its acquisition of Payee's membership interest in Healthcare Innovations, LLC, and if no event of default exists, issuing 140,000 duly authorized, fully paid, and nonassessable shares of Preferred Stock plus paying cash equal to all accrued and outstanding interest due on the Note. Any payment shall be made to Payee at Imagine Investments, 8150 N. Central Expressway, Ste. 1901, Dallas, Texas 75206. All past due payments on this Note shall bear interest at the Maximum Rate, as hereafter defined.

     2.   Prepayment. Maker may at its sole option prepay all of this Note
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before maturity without penalty or premium.

     3.   Senior Debt. The obligation of Maker hereunder shall for all purposes
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be considered senior indebtedness of Maker. All contractual obligations or indebtedness of Maker any subsidiary thereof shall be subordinate to the obligation of Maker hereunder. Without the written consent of Payee, in its sole discretion, no payments may be made, directly or indirectly, by Maker or any of its subsidiaries on any loans or indebtedness of Maker or its subsidiaries to Maker's officers, directors or shareholders (other than payee or his successors and assigns) or their respective affiliates while any portion of the principal balance and/or accrued interest on this Note is outstanding.

     4.   Events of Default and Remedies. At the option of Payee, the entire
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principal balance of, together with all accrued and unpaid interest on, this
Note shall at once become due and payable, without further notice or demand, upon the occurrence at any time of any of the following events of default ("Events of Default").

          (i) Failure of Maker to make any payment of accumulated interest and principal on this Note as and when the same becomes due and payable in accordance with the terms hereof;

          (ii) Breach of any of the representations or covenants of Payee in the Loan Agreement or Stock Pledge Agreement;

          (iii) Failure of Maker to perform any covenant, agreement, or condition contained herein, and such failure continues for a period of ten (10) days after the receipt by Maker of written notice from Payee of the occurrence of such failure; or


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          (iv)  Maker shall (a) become insolvent, (b) voluntarily seek, consent to, acquiesce in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (c) become party to (or be made the subject of) any proceeding provided by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Payee granted hereunder (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within 90 days of the filing of the same). As used herein, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     In the event any one or more of the Events of Default specified above shall have occurred, the holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note, or to enforce any other legal and equitable right of the holder of this Note.

     5.   Stock. The term "Preferred Stock" means Class A Senior Cumulative
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Convertible Participating Preferred Stock, par value $10 per share, of Maker which Preferred Stock has the following terms:

Priority:                Senior to all other capital stock of Maker as to
--------                 payment of dividends, redemption, and (except as
                         described under the caption "Liquidation Preference") liquidation preference

Dividends:               Cumulative dividends at the rate of $1.00 per annum,
---------                payable quarterly.

Voting Rights:           Generally non-voting except as required by law, as
-------------            described under the captions "Consequences of Failure
                         to Redeem" and "Certain Restrictions on Maker"

Redemption Rights:       Redeemable at option of holder at any time after April
-----------------        1, 2000, if not converted into common stock by April 1,
                         2000.

Redemption Price:        $10 per share plus accrued and unpaid dividends.
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Consequences
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of Failure to Redeem:    Holders of Preferred Stock have right to elect majority
--------------------     of the board of directors of Maker

Liquidation
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Preference:              The sum of (a) $10 per share plus accrued and unpaid
----------               dividends plus (b) after $20 million has been paid to
                         holders of common stock, an amount equal to the amount paid under clause (a) plus (c) 30% of all liquidation proceeds remaining after the foregoing payments

Conversion:              At the time a Triggering Event occurs, the 340,000
----------               shares of Preferred Stock will be convertible, at the
                         option of the holder, into the Conversion Percentage of the common stock outstanding after such conversion (on a fully-diluted basis)


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Triggering Events:       The first to occur of (a) the sale of all or
-----------------        substantially all of the assets of Maker (the "Sale
                         Triggering Event"), (b) a Change in Control of Maker
                         (as defined below) (the "Change in Control Triggering
                         Event"), (c) the voluntary or involuntary dissolution of Maker (the "Dissolution Triggering Event"), or (d)
                         April 1, 2000 (the "Year 2000 Triggering Event")

Conversion
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Percentage:              The "Conversion Percentage" will be (a) 30% in the
----------               case of the Year 2000 Triggering Event and (b) 30%, as
                         it may be adjusted pursuant to the following calculations, in the event of any other Triggering
                         Event:

                         First, determine the Future Maker Value (as defined below) at the time of the Triggering Event

                         Second, subtract the Redemption Price, as defined above, at the date of the Triggering Event from $6 Million, which is the "Current Preferred Value" (the result being called the "Excess Preferred Value")

                         Third, if the Excess Preferred Value is zero or less, the Conversion Percentage is 30% and no further calculations are necessary; if the Excess Preferred Value is positive, divide the Excess Preferred Value by the Future Maker Value (the result being called the "Conversion Adjustment")

                         Fourth, subtract the Conversion Adjustment from 30% and the result is the Conversion Percentage

                         The following hypothetical is included for illustrative purposes:

                         Assumptions: Future Maker Value = $100 million

                         Redemption Price at date of Triggering Event = $4 million
                         Current Preferred Value = $6 million
                         Excess Preferred Value = $2 million (Current Preferred Value - Redemption Price)
                         Conversion Adjustment = 2% ($2 million/$100 million) Conversion Percentage = 28% (30% - 2%)

Future Maker Value:      "Future Maker Value" is, with respect to (a) a Sale
------------------       Triggering Event, all amounts received or to be
                         received by Maker as a result of such transaction
                         (including the amount of obligations of Maker as a result of such transaction (including the amount of obligations of Maker assumed by the purchaser) plus, to the extent not transferred in such transaction,the fair value of all remaining assets of Maker plus all amounts to be received from the purchaser or its affiliates by officers, directors, and shareholders of Maker or their affiliates pursuant to agreements entered into in connection with or in anticipation of such sale, regardless of whether characterized as being for services, non-competition covenants, or otherwise, to the extent the consideration therefor exceeds the fair value thereof; (b) a Change in Control Triggering
                         Event, the sum of (i) the product of the highest per share consideration received by a holder of Common
                         Stock in such transaction multiplied by the number of shares (on a fully-diluted


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                         basis) of Common Stock outstanding at the date of such
                         Triggering Event plus (ii) all amounts to be received from the purchaser or its affiliates by officers, directors, and shareholders of Maker or their affiliates pursuant to agreements entered into in connection with or in anticipation of such sale, regardless of whether characterized as being for services, non-competition covenants, or otherwise, to the extent the consideration therefor exceeds the fair value thereof, and (c) a Dissolution Triggering Event, all amounts available for distribution to shareholders after paying all bona fide debts and obligations of Maker, including amounts payable to the holders of Preferred Stock

Certain Restrictions
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on Maker:                Maker does not have authority to (a) issue any capital
-------- stock that is pari passu with or senior to the Preferred Stock with respect to dividends, redemption, or (except as described under the caption "Liquidation Preference") liquidation preference, (b) fail to have reserved sufficient shares to permit full conversion of the Preferred Stock, (c) issue any capital stock that would cause there to be insufficient shares to permit full conversion of the Preferred Stock

Change in Control:       Each of the following events is a "Change in Control":
-----------------        (a) a merger or consolidation of Maker with any other
                         entity as a result of which the holders of Common Stock do not own (on a fully-diluted basis) a majority of the outstanding capital stock or other equity interests of the surviving entity; (b) any event or series of events that causes any person or entity, together with its affiliates and associates, to be the beneficial owner of a majority of the outstanding securities of Maker that have the right to vote generally in the election of directors of Maker (for purposes of this definition, "voting securities") or that results in any person or entity that currently owns a majority of the outstanding voting securities of Maker increasing its ownership percentage by 5% or more; provided, however, that neither the issuance of Preferred Stock nor the issuance of common stock upon conversion of Preferred
                         Stock shall be an issuance or transfer of voting securities or securities convertible into voting securities for purposes of this clause the issuance or transfer by Maker (in one transaction or a series of transactions) of; (c) any reclassification of securities of Maker or any recapitalization of Maker that, in either case, has the effect of increasing the percentage of the outstanding voting securities of Maker that is beneficially owned by any shareholder of Maker by 5% or more; or (d) any acquisition (pursuant to a tender offer or otherwise) of securities of Maker that results in any person or entity, together with its affiliates and associates, being the beneficial owner of a majority of the then outstanding voting securities of Maker or that results in any person or entity that currently owns a majority of the outstanding voting securities of Maker increasing the percentage of outstanding voting securities of Maker by 5% or more.
                         The term "beneficial owner" means, with respect to any security, a person or entity who has an economic interest in such security, has the right to acquire such security (including by virtue of owning convertible securities, options, or warrants, whether such right is immediately exercisable or subject to certain conditions,


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                         including the lapse of time), has the right to vote or
                         direct the voting of such security, or has the right to dispose or direct the disposition of such security; the term "outstanding" includes securities that, pursuant to the foregoing definition, are deemed beneficially owned, regardless of whether actually issued and outstanding; and the terms "associate" and "affiliate" have the meaning given them in regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended

Certain Notices:         Maker will give holders of Preferred Stock advance
---------------          written notice of any Sale Triggering Event or Change
                         in Control Triggering Event, any record date relating to any such Triggering Event, any or event that could give rise to either such Triggering Event in order to permit the holders to convert their shares of Preferred
                         Stock prior to the occurrence of such Triggering Event if they so desire

     6.   Waiver. Except as expressly provided herein, Maker, and each surety,
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endorser, guarantor and other party ever liable for the payment of any sum of money payable on this Note, jointly and severally, waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of protest and any and all lack of due diligence or delay in collection or the filing of such hereon which may occur.

     7.   Cumulative Right. No delay on the part of the holder of this Note in
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the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Note of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

     8.   Notices. Any notice or demand given hereunder by the holder hereof
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shall be deemed to have been given and received (i) when actually received by
Maker, if delivered in person or by facsimile transmission, or (ii) if mailed, on the earlier of the date actually received or (whether ever received or not) three Business Days (as hereinafter defined) after a letter containing such notice, certified or registered, with postage prepaid, addressed to Maker, is deposited in the United States mail. The address of Maker is 2225 E. Randol Mill Road, Ste. 305, Arlington, Texas 76011, or such other address as Maker shall advise the holder hereof by certified or registered letter by this same procedure. "Business Day" means every day which is not a Saturday or legal holiday in Arlington, Texas.


     9.   Successors and Assigns. This Note and all covenants, promises and
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agreements contained herein shall be binding upon and inure to the benefit of the respective legal representatives, personal representative, devisees, heirs, successors and assigns of Payee and Maker.


     10.  GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN
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ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. IN CASE ANY ONE OR MORE OF THE
PROVISIONS CONTAINED IN THIS NOTE SHALL FOR ANY REASON BE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE IN ANY RESPECT, SUCH INVALIDITY, ILLEGALITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF.


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     11.  Attorneys' Fees and Costs. In the event an Event of Default shall
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occur, and in the event that thereafter this Note is placed in the hands of any attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case, Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees incurred by the holder hereof on account of such collection, whether or not suit is filed.

     12.  Headings. The headings of the sections of this Note are inserted for
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convenience only and shall not be deemed to constitute a part hereof.

     13.  Maximum Rate. The term "Maximum Rate" as used herein means the higher
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of the maximum interest rate allowed by applicable United States, Texas law or any applicable law, as amended from time to time, in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the indicated rate ceiling as defined in Tex. Rev. Civ. Stat. Ann. art. 5069-1.04 or any successor statute.

     14.  Limitation on Agreements. All agreements between the Maker and the
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Payee, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid to the Payee for the use, forbearance, or detention of the money to be loaned under this Note or otherwise or for the payment or performance of any covenant or obligation contained herein or any other document evidencing, securing or pertaining to this loan, exceed the Maximum Rate. If from any circumstances whatsoever fulfillment of any provision hereof or any of such other agreements shall cause the amount paid to exceed the Maximum Rate, then ipso facto, the amount to be paid to the Payee shall be
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reduced to the Maximum Rate, and if from any such circumstances the Payee shall ever receive interest or anything which might be deemed interest under applicable law which exceeds the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal of this Note such excess shall be refunded to the Maker. All sums paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness of the Maker to the Payee shall, to the extent permitted by applicable law, (i) be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Rate throughout the term thereof, (ii) be characterized as a fee, expense or other charge other than interest, and/or (iii) exclude any voluntary prepayments and the effects thereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Payee and the Maker.

     EXECUTED as of the day and year first above written.


                                        MB SOFTWARE CORPORATION


                                        By: /s/ SCOTT HAIRE
                                           ------------------------------
                                           Scott Haire, President


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